Paradise Music & Entertainment, Inc.
                               53 West 23rd Street
                               New York, NY 10010

February 9, 2001

Mr. Jesse Dylan
8330 W. Third Street
Los Angeles, CA 90048

Re: Termination of Employment Agreement dated July 1, 1999 (the "Employment Agreement") between Jesse Dylan and Paradise Music & Entertainment, Inc. ("PDSE")

Dear Jesse:

Set forth below are the terms of the termination of the Employment Agreement between you ("Executive") and PDSE (the "Termination Agreement").

1. Effective as of January 1, 2001 (the "Effective Date"), Executive resigns as CEO and Chairman of PDSE and from all other positions he holds as an officer or director of any PDSE subsidiary. Prior to the execution of this Agreement, Executive has delivered to PDSE a copy of the contract for his services on the film "How High" for Jersey Films and Universal Studios (the "Contract"). Executive warrants and represents that the Contract is a true and complete copy and that the compensation provided therein represents all compensation payable to Executive directly or indirectly in connection with the matters covered in the Contract. PDSE will not be entitled to any compensation received by Executive directly or indirectly in connection with the Contract.

2. Executive will continue as a member of the PDSE Board of Directors after the Effective Date and will be entitled to compensation for such Board service consistent with the policies and procedures of PDSE. During the period he remains on the PDSE Board, Executive will be covered under the PDSE Directors and Officers Liability coverage then in effect. Additional Directors and Officers Liability coverage for Executive will be maintained through June 30, 2002.

3. Simultaneously with the execution of the Termination Agreement, Executive and Straw Dogs, Inc. will enter into an exclusive Director Agreement in the form annexed hereto as Exhibit A.

4. PDSE will not be entitled to director's fees and profit participation from Executive's projects generated from work performed after the Effective Date, including fees and profit participation generated by Executive with regard to the film "How High". Executive will not receive compensation from PDSE under the Employment Agreement for work performed after the Effective Date.

5. Executive agrees to the termination of the 750,000 options to purchase PDSE common stock as of the Effective Date.

6. As of the Effective Date, all benefits under the Employment Agreement will be terminated immediately, including without limitation, payment of premiums on life insurance policy on the life of Jesse Dylan. Executive will have the right to continued health insurance coverage for a period of 18 months from the Effective Date of this Agreement to be paid by PDSE, except that no such coverage shall be required if Executive is otherwise covered under the D.G.A.

7. As of the Effective Date the Employment Agreement is terminated in its entirety, except as otherwise set forth in this Agreement. Notwithstanding the foregoing, the indemnification provisions set forth at paragraph 5(c) of the Employment Agreement are not terminated hereunder.

8. Executive agrees, notwithstanding that the shares are currently saleable under Rule 144, that the 541,000 shares of PDSE stock received by him in connection with the Stock Purchase Agreement and the 459,000 shares of PDSE stock which he beneficially received under the Asset Purchase Agreement will remain locked-up for a period of two years following the Effective Date of this Termination Agreement or for a period equal to the lock-up period of the new chairman of the PDSE Board, whichever is sooner. In the event that all such shares owned by Executive at the end of the lock-up period cannot be sold under Rule 144, then such shares shall be included, without cost to Executive, in a registration statement prepared by PDSE.

9. It is agreed that Executive's attorneys will review the Employment Agreement and the terms contained herein on or before February 12, 2001, and will have comments, if any, before finalizing these terms. This review will not affect the material terms of this agreement, which are final and will be announced on February 12, 2001. PDSE agrees to enter into good faith discussions with Executive's attorneys regarding such comments on the non-material terms.

Please indicate your agreement to these terms by signing below. Thank you.

                                        Kind regards,

                                        Paradise Music & Entertainment, Inc.

                                         /s/ Richard J. Flynn
                                        ----------------------------------------
                                        By: Richard J. Flynn

AGREED AND ACCEPTED:

/s/ Jesse Dylan
- -----------------------
Jesse Dylan


Date:  February 10, 2001